Exhibit 99.1

SUNRUN CLOSES SECURITIZATION OF RESIDENTIAL SOLAR AND BATTERY SYSTEMS

Project financing highlights strong demand for residential solar assets at improving advance rates

SAN FRANCISCO – December 20, 2018 – Sunrun (Nasdaq: RUN), the nation’s leading residential solar, storage and energy services company today announced it has completed its second securitization of leases and power purchase agreements, known as Sunrun’s solar-as-a-service. Historically, Sunrun has mostly been active in the commercial bank market, where it has closed over $1.2 billion in capital commitments, for its non-recourse financings.

“We are pleased to continue to expand the set of investors in residential solar assets to enable Sunrun to bring affordable solar energy to more households,” said Edward Fenster, Sunrun’s co-founder and executive chairman. “The closing of this asset-backed securities transaction continues to demonstrate a deepening pool of capital available to Sunrun at attractive costs. The combination of ABS with other project-level financing positions Sunrun well to generate cash and accelerate our pace of solar installations.”

The securitization includes A- rated Class A notes in the amount of $322 million with a weighted average life of 9.57 years and final maturity of April 30, 2049. This is the first residential solar lease securitization that is fully amortizing without an earlier soft maturity, or “Anticipated Repayment Date.” The notes can be called by Sunrun at a 1% premium beginning July 30, 2024, and without any call premium beginning January 30, 2026.

The notes are backed by a diverse portfolio of 34,493 solar rooftop systems distributed across 19 states and 66 utility service territories. The weighted average customer FICO score is 734. The Class A notes initial balance represents a 72.3% advance rate relative to the aggregate discounted solar asset balance. The Class A notes were priced at a 5.55% yield with a 5.31% fixed coupon, reflecting a spread of 265 basis points over the benchmark swap rate at the time, providing a lower overall cost of capital over swap rates than Sunrun’s average. The transaction closed on December 20, 2018.

Credit Suisse and Deutsche Bank Securities acted as co-structuring agents, and Credit Suisse, Deutsche Bank Securities and KeyBanc Capital Markets acted as joint bookrunners.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s leading residential solar, storage and energy services company. With a mission to create a planet run by the sun, Sunrun has led the industry since 2007 with its solar-as-a-service model, which provides clean energy to households with little to no upfront cost and at a saving compared to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers a home solar battery service, Sunrun Brightbox, that manages household solar energy, storage and utility power with smart inverter technology. For more information, please visit: www.sunrun.com.

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